Exhibit 10

SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENTS
AND WAIVER OF DEFAULT

THIS SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENTS AND WAIVER OF DEFAULT (the “Amendment”), dated as of March 23, 2011, is entered into by and between CAPSTONE TURBINE CORPORATION, a Delaware corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.           Company and Wells Fargo are parties to (i) a Credit and Security Agreement dated February 9, 2009 (as amended by that certain First Amendment to Credit and Security Agreements, dated June 9, 2009 (“First Amendment”), that certain Second Amendment to Credit and Security Agreements and Waiver of Defaults, dated November 5, 2009 (“Second Amendment”), that certain Third Amendment to Credit and Security Agreements and Waiver of Default, dated June 11, 2010 (“Third Amendment”), that certain Fourth Amendment to Credit and Security Agreements, dated June 29, 2010 (“Fourth Amendment”), and that certain Fifth Amendment to Credit and Security Agreements, dated November 9, 2010 (“Fifth Amendment”), and as further amended from time to time, the “Domestic Credit Agreement”), and (ii) a Credit and Security Agreement (Ex-Im Subfacility), dated February 9, 2009 (as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment, and further amended from time to time, the “Ex-Im Credit Agreement”; and together with the Domestic Credit Agreement, the “Credit Agreements”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreements unless otherwise specified.

B.           Company has requested that (i) certain amendments be made to the Credit Agreements, and (ii) an Event of Default be waived, both of which Wells Fargo is willing to agree to pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           Amendments to Credit Agreements.  The Credit Agreements are amended as follows:

1.1           Section 5.6 of the Credit Agreements.  The “and” at the end of clause (c) of Section 5.6 of the Credit Agreements is hereby deleted, the period (“.”) at the end of clause (d) of Section 5.6 of the Credit Agreements is hereby replaced with a semi-colon and the word “and” (“: and”), and the following new clause (e) is hereby added to the end of Section 5.6 of the Credit Agreements:

“(e)           Company may form one wholly-owned Subsidiary in Singapore (the “Singapore Subsidiary”) and one wholly-owned Subsidiary in the United Kingdom (the “UK Subsidiary”); provided that (i) the aggregate amount of cash or Cash Equivalents that may be held by (or for the benefit of) the Singapore Subsidiary and the UK Subsidiary shall not exceed, at any time, $250,000 for each such Subsidiary; (ii) the

Company shall not invest more than $1,200,000 in the aggregate in each such Subsidiary (whether in the form of cash or Cash Equivalents, or the transfer of other assets (including, but not limited to, inventory and equipment) from the Company to the Singapore Subsidiary or the UK Subsidiary) during the term of the Line of Credit; and (iii) if requested by Wells Fargo, Company shall promptly grant to Wells Fargo a security interest in 65% of the equity interests of the Singapore Subsidiary and the UK Subsidiary to secure the Indebtedness, pursuant to agreements, documents, instruments, certificates, and opinions as Wells Fargo may require in Wells Fargo’s discretion.”

1.2           The following sentences are hereby added to the end of the definition of “Collateral” that appears in Exhibit A to the Credit Agreements:

““Collateral” shall not include voting equity interests of any CFC, solely to the extent that such equity interests represent more than 65% of the outstanding voting equity interests of such CFC, or if a pledge of such voting equity interests of such CFC otherwise could reasonably be expected by the Company to cause negative tax implications to Company or a breach of any of such CFC’s covenants or agreements with any third party lenders.   For purposes of this paragraph, “CFC” means a controlled foreign corporation (as that term is defined in the U.S. Internal Revenue Code of 1986, as amended).”

2.           Waiver of Default.  Company is in default of the following provision of the Credit Agreements (the “Existing Default”):

Section/Covenant	Description
Section 5.6	Company formed a Subsidiary in Singapore in violation of Section 5.6.

Upon the terms and subject to the conditions set forth in this Amendment (including, but not limited to, the effectiveness of this Amendment in accordance with Section 5 of this Amendment), Wells Fargo hereby waives the Existing Default.  This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle Company to any other or further waiver in any similar or other circumstances.

3.           No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreements shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4.           Accommodation Fee.  Company shall pay Wells Fargo as of the date hereof a fully earned, non-refundable accommodation fee in the amount of $15,000 in consideration of Wells Fargo’s execution and delivery of this Amendment (the “Accommodation Fee”).

5.           Conditions Precedent.  This Amendment shall be effective when Wells Fargo shall have received an executed original of this Amendment, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

5.1           A Certificate of the Secretary of Company certifying as to (i) the resolutions of the board of directors of Company approving the execution and delivery of this Amendment, (ii) the fact that the certificate of incorporation and bylaws of Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of Company’s secretary or assistant secretary dated February 9, 2009, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) the fact that the officers and agents of Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of Company’s secretary or assistant secretary dated February 9, 2009, as being authorized to sign and to act on behalf of Company continue to be so authorized;

5.2           Consent and approval of this Amendment by the Export Import Bank of the United States, if required by Wells Fargo;

5.3           The Acknowledgement and Agreement of Guarantor set forth at the end of this Amendment, duly executed by Guarantor;

5.4           Payment of the Accommodation Fee described in Section 4 of this Amendment; and

5.5           Such other matters as Wells Fargo may require.

6.           Representations and Warranties.  Company hereby represents and warrants to Wells Fargo as follows:

6.1           Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by Company and constitute the legal, valid and binding obligation of Company, enforceable in accordance with their terms.

6.2           The execution, delivery and performance by Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Company, or the certificate of incorporation or bylaws of Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected.

6.3           All of the representations and warranties contained in Section 4 of, and Exhibit D to, the Credit Agreements are true and correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case they shall continue to be true and correct as of such earlier date), provided that the Existing Default has occurred.

7.           References.  All references in the Credit Agreements to “this Agreement” shall be deemed to refer to the relevant Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreements shall be deemed to refer to the relevant Credit Agreement as amended hereby.

8.           No Waiver.  Except as expressly provided in Section 2 of this Amendment, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreements or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

9.           Release.  Company and the Guarantor signing the Acknowledgment and Agreement of Guarantor set forth below hereby absolutely and unconditionally release and forever discharge Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys, and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Company or Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of the Company and Guarantor in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention the Company and Guarantor each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

10.           Costs and Expenses.  Company hereby reaffirms its agreement under the Credit Agreements to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including, without limitation, all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, Company specifically agrees to pay all reasonable fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by Company, make a loan to Company under the Credit Agreements, or apply the proceeds of any loan, for the purpose of paying any such reasonable fees, disbursements, costs and expenses and the fee set forth in Section 4 of this Amendment.

11.           Miscellaneous.  This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.  Transmission by facsimile or “pdf” file of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.  Any party hereto may request an original counterpart of any party delivering such electronic counterpart.  This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by, the laws of the State of California.  In the event of any conflict between this Amendment and the Credit Agreements, the terms of this Amendment shall govern.  The Export-Import Bank of the United States shall be an express intended beneficiary of this Amendment.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:/s/Michael White
Print Name: Michael White
Title:  Assistant Vice President, Relationship Manager

CAPSTONE TURBINE CORPORATION

By:  /s/Edward Reich
Print Name: Edward Reich
Its: Executive Vice President & Chief Financial Officer

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of Capstone Turbine Corporation (“Company”) to Wells Fargo Bank, National Association (as more fully defined in the Amendment, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division, pursuant to the separate Guaranty dated February 9, 2009 (“Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Section 9 of the Amendment) and execution and performance thereof; (iii) reaffirms all obligations to Wells Fargo pursuant to the terms of the Guaranty; and (iv) acknowledges that Wells Fargo may amend, restate, extend, renew or otherwise modify the Credit Agreements and any indebtedness or agreement of the Company, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Company’s present and future indebtedness to Wells Fargo.

CAPSTONE TURBINE INTERNATIONAL, INC.

By: /s/Edward Reich
Print Name: Edward Reich
Title: Executive Vice President & Chief Financial Officer